Exhibit 99.1




                      DIGITAL LINK AND DIGITAL LINK FOUNDER
                      EXECUTE MERGER AGREEMENT TO CASH OUT
                     PUBLIC SHAREHOLDERS AT $10.30 PER SHARE


SUNNYVALE, Calif. - Sept. 3, 1999 - Digital Link Corporation (Nasdaq: DLNK) and DLZ Corp., a corporation formed by Vinita Gupta, the founder, chief executive officer and holder of approximately 50% of the outstanding shares of Digital Link, announced that they have executed a definitive merger agreement.

Under the terms of the merger agreement, DLZ will commence a tender offer for all outstanding shares of the Digital Link common stock not owned by DLZ for $10.30 per share in cash.

The tender offer will commence on September 10, 1999 and will be scheduled to expire at 12:00 midnight New York City time on October 15, 1999. The merger and the tender offer are subject to certain conditions including a minimum condition in the tender offer that DLZ own an aggregate of 90% of the outstanding stock following the tender offer.

The merger agreement was negotiated on behalf of Digital Link by a special committee of the Board of Directors composed of directors not affiliated with DLZ. The special committee's financial adviser, Dain Rauscher Wessels, provided a fairness opinion to the special committee concerning the $10.30 cash consideration. DLZ's financial adviser, Sutter Securities Incorporated, also rendered a fairness opinion for delivery to the special committee and board of directors. MacKenzie Partners, Inc. will be the Information Agent for the Tender Offer.

Digital Link Corporation is a leading provider of high-performance, cost-effective, digital network access products for both narrowband and broadband applications. The company offers access solutions that increase the level of intelligence at the demarcation point where LANs and WANs meet. These products are used by Internet service providers and carriers as infrastructure equipment, and by enterprises for connectivity to WAN services. Digital Link is headquartered in Sunnyvale, California, and offers its products worldwide. Additional information is available at Digital Link's website: http://www.dl.com.

Contact: Larry Dennedy
         MacKenzie Partners, Inc.
         (212) 929-5239